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                                                                                               EXHIBIT 12

                                                  SOUTHWESTERN ELECTRIC POWER COMPANY
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
  Operating Income                             $139,473  $150,678  $147,062  $128,278  $146,207   $133,720
  Adjustments/
    Income Taxes                                 44,396    62,595    55,343    14,597    78,508     73,902
    Provision for Deferred Income Taxes          (2,209)  (11,909)  (17,347)   14,653   (31,396)   (33,396)
  Deferred Investment Tax Credits                (4,662)   (4,631)   (4,565)   (4,482)   (4,453)    (4,471)
  Charges for Investments and Plant
   Development Costs, net of Tax                   (483)     -         -         -         -          -
  Other Income and Deductions                     3,578     1,115    (2,000)    3,405       167       (245)
  Allowance for Borrowed and Equity Funds
   Used During Construction                       2,156     2,687     1,984     3,372     2,735      2,198
  Interest Portion of Financing Leases            1,194       598       335      -         -          -
                                               --------  --------  --------  --------  --------   --------
  Earnings                                     $183,443  $201,133  $180,812  $159,823  $191,768   $171,708
                                               ========  ========  ========  ========  ========   ========

Fixed Charges:
  Interest on Long-term Debt                   $ 40,440  $ 39,233  $ 38,380  $ 43,547  $ 41,401   $ 39,383
  Interest on Short-term Debt                     5,736     8,591    13,800    10,174     9,680     10,891
  Distributions on Trust Preferred Securities     5,582     8,662     8,662     8,663     8,663      8,663
  Interest Portion of Financing Leases            1,194       598       335      -         -          -
                                               --------  --------  --------  --------  --------   --------
     Fixed Charges                             $ 52,952  $ 57,084  $ 61,177  $ 62,384  $ 59,744   $ 58,937
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 3.46      3.52      2.95      2.56      3.20       2.91
                                                   ====      ====      ====      ====      ====       ====
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